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                                                                      Exhibit 10

                                March 14, 1997

Providian Series Trust
400 W. Market Street
Louisville KY 40202

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, of shares ("Shares") of Providian Series Trust (the "Trust") that will be offered and sold by the Trust.

      In rendering this opinion, I have examined such documents, records, and matters of law as I deemed necessary for purposes of this opinion. I have assumed the genuineness of all signatures of all parties, the authenticity of all documents submitted as originals, the correctness of all copies, and the correctness of all facts set forth in the certificates delivered to us and the correctness of all written or oral statements made to us.

     Based upon and subject to the foregoing, it is my opinion that the Shares that will be issued by the Trust when sold will be legally issued, fully paid, and nonassessable.

     This opinion is rendered solely in connection with the Registration Statement on Form N-1A under which the Shares will be registered and may not be relied upon for any other purposes without my written consent. I hereby consent to the use of this opinion as an exhibit to such Registration Statement.

                                        Sincerely,

                                        /s/ Kimberly A. Scouller
                                        ------------------------
                                        Kimberly A. Scouller
                                        Assistant General Counsel